                                                                   EXHIBIT 21.1


                          Subsidiaries of Registrant

1.      Octel Corp., a Delaware corporation
2       Octel L.L.C., a Delaware corporation
3.      Octel America Inc., a Delaware corporation
4.      Octel International Ltd., a United Kingdom corporation
5.      Octel Developments PLC, a United Kingdom corporation
6.      Octel Trading Ltd., a United Kingdom corporation
7.      Octel Resources Ltd., a United Kingdom corporation
8.      Octel Associates, a United Kingdom corporation
9.      The Associated Octel Co. Ltd, a United Kingdom corporation
10.     Associated Octel Co. (Plant) Ltd, a United Kingdom corporation
11.     AKC Trading Ltd, a United Kingdom corporation
12.     AKC GmBh, a German corporation
13.     AKC France SA, a French corporation
14.     SIAC, an Italian corporation
15.     Octel SA, a French corporation